EMPLOYMENT AGREEMENT

     This EMPLOYMENT AGREEMENT (the "Agreement") is effective as of September 9, 2002, by and between EMMIS OPERATING COMPANY, an Indiana corporation ("Employer" or "Emmis"), and MICHAEL LEVITAN, an Indiana resident ("Executive").

                                    RECITALS

     WHEREAS, Employer and its subsidiaries are engaged in the ownership and operation of certain radio and television stations, magazines, and related operations; and

     WHEREAS, Employer desires to employ Executive as an executive, and Executive desires to be so employed.

     NOW, THEREFORE, in consideration of the foregoing, the mutual promises set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

                                    AGREEMENT

     1. Employment Status. Upon the terms and subject to the conditions set forth in this Agreement, Employer hereby employs Executive, and Executive hereby accepts employment with Employer.

     2. Term. The term of Executive's employment shall commence on September 9, 2002, and continue until February 28, 2005 (the "Term"). This Agreement shall expire at the end of the Term unless earlier terminated in accordance with the terms of this Agreement. For purposes of this Agreement, the term "First Partial Year" shall be defined to mean the period commencing on September 9, 2002 and ending on February 28, 2003; the term "First Full Contract Year" shall be defined to mean the period commencing on March 1, 2003 and ending on February 29, 2004; and the term "Final Contract Year" shall be defined to mean the period commencing on March 1, 2004 and ending on February 28, 2005 (each, a "Contract Year").

     3. Executive's Position, Duties and Authority.

          3.1 Position. Employer shall employ Executive, and Executive shall serve as an executive of Employer, and of any successor of Employer by merger, acquisition of substantially all of the assets or stock of Employer, or otherwise. Executive shall serve as Senior Vice President - Human Resources or in such other senior management positions to which Employer may appoint Executive during the Term.

          3.2 Duties and Authority. Executive shall have such duties, functions, authority and responsibilities as are commensurate with the office(s) Executive holds with the Employer during the Term.

          3.3 Directorships and Other Offices. If Executive is elected as a Director of Emmis Communications Corporation, Executive shall serve in such position without additional remuneration but shall be entitled to the benefit of indemnification pursuant to the terms of Section 15.11.
     Executive shall also serve without remuneration as a director and/or officer of one or more of Employer's subsidiaries or affiliates if appointed to such position(s) by Employer during the Term.

     4. Full-Time Services. Executive's services pursuant to this Agreement shall be performed on a full-time basis. Furthermore, Executive shall not undertake any outside business activity without the prior written consent of Employer. With respect to "Courseload", Employer's consent to permit Employee's continued involvement therein is conditioned upon the following: (i) Executive shall continue to serve in an advisory capacity only; (ii) Executive's continuing work or involvement shall be limited to non-work hours or weekend time; and (iii) any such work or involvement shall not interfere with Executive's duties and obligations under this Agreement. Executive shall also be permitted to serve on the board of The Chapin Hall Center for Children and participate in the annual meeting of the White House Fellows Organization. All expenses related to Executive's association with these organizations (including travel expenses) shall be borne solely by Executive. Executive shall be permitted to serve on the board of other charitable or civic organizations so long as such services: (i) are approved in writing in advance by Employer; and
(ii) do not interfere with Executive's duties and obligations under this Agreement.

     5. Location of Employment; Travel. The location for performance of Executive's services hereunder shall be the offices designated by Employer in or near Indianapolis, Indiana. Executive shall undertake such travel as the performance of Executive's duties pursuant to this Agreement may require.

     6. Compensation.

          6.1 Base Salary. Employer shall pay or cause to be paid to Executive an annualized base salary ("Base Salary") as follows: Two Hundred Ten Thousand Dollars ($210,000) during the First Partial Year; provided, however, that for the period beginning on September 9, 2002 and ending on November 30, 2002, Executive shall only be required to work four (4) days during each work week (Monday through Friday) and shall receive 80% of the Base Salary for the First Partial Year during such period; Two Hundred Twenty Thousand Dollars ($220,000) during the First Full Contract Year; and Two Hundred Thirty Thousand Dollars ($230,000) during the Final Contract Year. Employer shall pay Executive the Base Salary according to Employer's customary payroll practices. Executive acknowledges and agrees that: (i) Employer may pay a portion of Executive's Base Salary in Shares (as defined below) pursuant to a plan adopted for Emmis employees or for other executive-level officers of Employer; and (ii) ten percent (10%) of any Base Salary paid pursuant to this Agreement is being paid in consideration of Employer's exclusive rights contained in Section 10 of this Agreement. All Base Salary paid pursuant to this Agreement shall be subject to withholding for applicable taxes and as otherwise required by law. Executive understands and agrees that any time off requested relating to Apple litigation shall be without pay.

          6.2 Annual Incentive Compensation. Subject to the terms and conditions of this Section 6.2 and Exhibit A (attached hereto and made a part hereof), Executive shall be eligible to receive one (1) annual performance bonus in a target amount of Thirty-Five Thousand Dollars ($35,000) (subject to withholding for applicable taxes and as otherwise required by law) for the First Partial Year, and one (1) annual performance bonus during each subsequent Contract Year in a target amount of Seventy-Five Thousand Dollars ($75,000) (subject to withholding for applicable taxes and as otherwise required by law) (each, a "Contract Year Bonus") to be paid after the conclusion of each such Contract Year, the exact amount of which shall be determined by means of Executive's attainment of certain performance goals as determined each Contract Year by the Compensation Committee of the Employer's Board of Directors (the "Compensation Committee"). Executive acknowledges and agrees that, as a material condition to receiving a Contract Year Bonus, as of the end of each respective Contract Year: (i) this Agreement must be in effect and not previously terminated for any reason (other than a breach of this Agreement by Employer); and (ii) Executive must be fully performing Executive's duties and obligations as required hereunder and shall not be in breach of any of the terms and conditions of this Agreement. It is understood and agreed that Emmis may, at its sole election, pay any Contract Year Bonus, if any, in cash or Shares. In the event Emmis elects pursuant to this Section 6.2 to pay a Contract Year Bonus in Shares, the exact number of Shares to be awarded to Executive shall be determined by dividing the total dollar amount of the applicable Contract Year Bonus by the average of the reported high and low Share price on a valuation date to be used by Employer in determining similar annual incentive compensation awards for other members of Employer's senior management team (the "Valuation Formula"). Any Contract Year Bonus amounts earned by Executive pursuant to the terms and conditions of this Section 6.2 shall be awarded promptly following Employer's fiscal year end earnings release or at such other time as annual incentive compensation awards are made to other members of Employer's senior management team (but in no event later than ninety (90) days after the expiration of the applicable Contract Year). The performance goals for the First Partial Year are set forth on Exhibit A. It is understood and agreed that the Contract Year Bonus for the First Partial Year shall be subject to reduction for missed work, such reduction to be determined in the reasonable discretion of the Compensation Committee.

          6.3 Equity Incentive Compensation. On or about March 1, 2003, or such other date or dates on which Emmis awards equity incentive compensation to its employees (each, an "Award Date"), Executive shall receive an option ("Option") to acquire Twenty-Five Thousand (25,000) shares of Class A Common Stock of Emmis Communications Corporation (the "Shares") pursuant to the terms and subject to the conditions of the applicable Equity Incentive Plan of Employer. Additionally, on or about March 1, 2004 or such other Award Date(s), Executive shall receive an Option to acquire Seventeen Thousand Five Hundred (17,500) Shares pursuant to the terms and subject to the conditions of the applicable Equity Incentive Plan of Employer. It is understood and agreed that in the event of any change in the outstanding Shares by reason of any reorganization, recapitalization, stock split, reverse stock split, stock dividend, share combination, consolidation or similar event, the number and class of Shares awarded pursuant to this Agreement or covered by an Option granted pursuant to this Section 6.3 (and any applicable Option exercise price) shall be adjusted by the Compensation Committee in its sole discretion and in accordance with the terms of the applicable Equity Incentive Plan of Employer and the Option agreement evidencing the grant of the Option. The determination of the Compensation Committee shall be conclusive and binding.

          6.4. Stock Bonus. On or after March 1, 2005, Executive shall receive 3,825 Shares ("Bonus Shares"); provided, that each of the following three
     (3) conditions is met: (i) Executive has fully performed all of Executive's duties and obligations pursuant to this Agreement; (ii) Executive is not in breach of any of the terms and conditions of this Agreement; and (iii)
     Executive and Employer have executed a subsequent employment agreement having a term of no less than twenty-four (24) months (the "Subsequent Agreement") effective as of March 1, 2005. If Employer elects to offer Executive a Subsequent Agreement, which election shall be at the sole and absolute discretion of Employer, Employer shall use its reasonable efforts to propose the terms of the Subsequent Agreement to Executive sufficiently in advance of the expiration of this Agreement so as to permit the parties to have a reasonable opportunity to negotiate and execute the Subsequent Agreement prior to March 1, 2005. In the event the parties execute the Subsequent Agreement and all of the required conditions set forth in this
     Section 6.4 regarding the granting of the Bonus Shares are met, the Bonus Shares shall be (i) granted to Executive as soon as reasonably practicable after the execution of the Subsequent Agreement, but in no event prior to March 1, 2005, and (ii) freely transferable when granted to Executive subject to Employer's Securities Trading Policy (e.g., "blackout period") or applicable federal or state law. Notwithstanding the foregoing, if Executive's performance warrants the proposal of a Subsequent Agreement, but Employer elects not to offer Executive a Subsequent Agreement for reasons wholly unrelated to Executive's performance (e.g., adverse economic conditions, downsizing, or any similar issues other than those that might otherwise result in Executive's employment being terminated for non-performance, misconduct or cause), Executive shall receive the Shares according to the terms of this Section 6.4.

          6.5. Auto Allowance. During the Term, Executive shall receive a monthly auto allowance in the amount of Seven Hundred Fifty Dollars ($750) (subject to withholding for applicable taxes and as otherwise required by law) consistent with Employer's policy or practice regarding such allowances, as such policy or practice may be changed from time to time, or eliminated, during the Term in Employer's sole discretion; provided, however, that in no event shall the amount paid to Executive under this
     Section 6.5 be reduced.

          6.6 Fractional Shares. In the event that the calculation of a certain number of Shares awarded to Executive pursuant to any of the provisions of this Section 6 results in a fractional Share, such fractional Share shall be rounded up to the nearest whole Share.

     7. Business Expenses. Employer shall pay or reimburse Executive for all reasonable expenses actually incurred by Executive during the Term directly related to the performance of Executive's services hereunder upon presentation of expense statements, vouchers or similar documentation, or such other supporting information as Employer may require of Executive.

     8. Fringe Benefits and Vacation. During each Contract Year during the Term, Executive shall be entitled to four (4) weeks of paid vacation in accordance with Employer's applicable policies and procedures for executive-level employees. Executive shall also be eligible to participate in and receive the fringe benefits generally made available to other executive-level employees of Employer in accordance with the general provisions of Employer's fringe benefit plans or programs; provided, however that Executive understands that these benefits may be increased, changed, eliminated or added from time to time during the Term as determined in Employer's sole and absolute discretion.

     9. Confidential  Information.

          9.1 Non-Disclosure. Executive acknowledges that certain information concerning the business of Employer is of a proprietary and highly confidential nature, and that as a result of Executive's employment with Employer, Executive has received and developed, and will hereafter receive and continue to develop, proprietary and other confidential information concerning the business of Employer and its subsidiaries which, if known to competitors of Employer, would damage Employer, its subsidiaries, and their respective businesses. Accordingly, Executive agrees that, during the Term and thereafter, Executive shall not divulge or appropriate for Executive's own use, or for the use or benefit of any third party (other than Employer or its representatives or as specifically directed in writing by Employer) any information or knowledge concerning the business of Employer or any of its subsidiaries which is not generally available to the public other than through the activities of Executive. Executive further agrees that upon termination of Executive's employment for any reason, Executive shall promptly surrender to Employer all documents, brochures, writings, illustrations, price lists, marketing plans, programs, presentations, budgets and any other such materials (regardless of form or character) that Executive received from or developed on behalf of Employer in connection with Executive's employment. Executive acknowledges that all such materials shall remain at all times during and after the expiration or early termination of the Term for any reason the sole and exclusive property of Employer, and that nothing in this Agreement shall be deemed to grant Executive any right, title or interest in such material.

          9.2 Injunctive Relief. Executive acknowledges that: Executive's breach of Section 9.1 will cause irreparable harm and damage to Employer, the exact amount of which will be difficult to ascertain; that the remedies at law for any such breach would be inadequate; and that the provisions of this Section 9 have been specifically negotiated and carefully written to prevent such irreparable harm and damage. Accordingly, if Executive breaches Section 9.1, Employer shall be entitled to injunctive relief enforcing Section 9.1 to the extent reasonably necessary to protect Employer's legitimate interests, without posting bond or other security.


     10.  Non-Interference;   Exclusive  Employment  and  Non-Competition.

          10.1 Non-Interference. During the Term and for a period of one (1) year immediately thereafter, Executive shall not, directly or indirectly, take any action (or permit any action to be taken by an entity or person with which Executive is associated) which has the effect of interfering with Employer's relationship (contractual or otherwise) with any employee of Employer or any of its subsidiaries, affiliates or related entities;

     provided, however, that Executive may solicit the employment of an employee serving as a "direct report" to Executive; provided, that such person was recruited and hired by Executive, and commenced employment with Employer during the last six (6) months of the Term.

          10.2 Exclusive Employment and Non-Competition. Executive acknowledges the special and unique nature of Executive's employment with Employer as a member of Employer's senior management team, and understands that, as a result of Executive's employment with Employer prior to and during the Term, Executive has gained and will continue to gain knowledge of and have access to highly sensitive and valuable information regarding the operations of Employer and its subsidiaries and affiliated entities, including but not limited to the proprietary and other confidential information described more fully in Section 9.1. Accordingly, Executive acknowledges Employer's special interest in preventing the disclosure of such information through the engagement of Executive's services by any of Employer's competitors following the expiration or early termination of the Term for any reason. Therefore, Executive agrees that, during the Term and for a period of twelve (12) months immediately following the expiration or early termination of the Term for any reason, Executive shall not, without the prior written approval of Employer, engage directly or indirectly in services for, or become employed by, serve as an agent or consultant to, or become an officer, director, partner, principal or shareholder of, any corporation, partnership or other entity which is engaged in the radio or television broadcasting business, or the magazine publishing business, in any city in which Employer operates or has an interest in any radio or television station, or magazine. So long as Executive does not engage in any other activity prohibited by the immediately preceding sentence, Executive's ownership of less than five percent (5%) of the issued and outstanding stock of any corporation whose stock is traded on an established securities market shall not constitute competition with

     Employer for the purpose of this Section 10.2. It is understood and agreed that, in the event Employer does not offer Executive reasonably acceptable employment with Employer upon the expiration of the Term, the restriction set forth in this Section 10.2 shall not apply.

          10.3 Injunctive Relief. Executive acknowledges and agrees that the provisions of this Section 10 have been specifically negotiated and carefully worded in recognition of the opportunities which have been and shall be afforded to Executive by Employer by virtue of Executive's continued association with Employer and the influence that Executive has and will continue to have over Employer's employees, customers and vendors. Executive further acknowledges that: Executive's breach of Section 10.1 or
     10.2 will cause irreparable harm and damage to Employer, the exact amount of which will be difficult to ascertain; that the remedies at law for any such breach would be inadequate; and that the provisions of this Section 10 have been specifically negotiated and carefully written to prevent such irreparable injury and damage. Accordingly, if Executive breaches Section
     10.1 or 10.2,  Employer  shall be entitled to injunctive  relief  enforcing
     Section 10.1 or 10.2, as the case may be, to the extent reasonably necessary to protect Employer's legitimate interests, without posting bond or other security. If Executive violates Section 10.1 or 10.2 and Employer brings legal action for injunctive or other relief, Employer shall not, as a result of the time involved in obtaining such relief, be deprived of the benefit of the full period of non-interference or exclusive employment set forth herein. Accordingly, the obligations set forth in Sections 10.1 and
     10.2 shall be deemed to have the duration set forth therein, computed from the date such relief is granted but reduced by the time expired between the date the restrictive period began to run and the date of the first violation of the obligations by Executive.

          10.4 Construction. Despite the express agreement herein between Employer and Executive, in the event that any of the provisions set forth in this Section 10 shall be determined by any court or other tribunal of competent jurisdiction to be unenforceable for any reason whatsoever, the parties agree that this Section 10 shall be interpreted to extend only to the maximum extent as to which it may be enforceable, and that this Section 10 shall be severable into its component parts, all as determined by such court or tribunal.

     11. Termination of Agreement.

          11.1 Termination of Agreement by Employer for Cause. Employer may terminate this Agreement and Executive's employment hereunder for Cause (as defined in Section 11.3 below) in accordance with the terms and conditions of this Section 11. Following a determination by Employer that Executive should be terminated for Cause, Employer shall give written notice to Executive specifying the grounds for such termination (the "Preliminary Notice"), and Executive shall have five (5) days after receipt of the Preliminary Notice to respond in writing. If following the expiration of such five (5) day period Employer reaffirms its determination that Executive should be terminated for Cause, such termination shall be effective upon delivery by Employer to Executive of a final notice of termination (the "Final Notice").

          11.2 Effect of Termination by Employer for Cause. In the event of termination for Cause as provided in Section 11.1 above:

               (i) Executive shall have no further obligations or liabilities hereunder, except Executive's obligations under Section 9 and 10, which shall survive the termination of this Agreement.

               (ii) Employer shall have no further obligations or liabilities hereunder, except that Employer shall, not later than two (2) weeks after the termination date:

                    (a) Pay to Executive  all unpaid Base Salary with respect to any applicable pay period ending on or before the termination date; and

                    (b) Pay to Executive any Contract Year Bonus,  if any, which
               Executive earned for a Contract Year ending on or prior to the termination date pursuant to Section 6.2 but which is unpaid as of the termination date.

          11.3 Definition of Cause. For purposes of this Agreement, "Cause" shall be defined to mean any of the following: (i) any action or omission by Executive involving willful or repeated failure, neglect or refusal to perform any of Executive's obligations under this Agreement (or any duties assigned to Executive consistent with the terms of this Agreement) or abide by any applicable policy of Employer, and continuation of such breach after written notice and the expiration of a ten (10) day cure period; provided, however, that it is not the parties' intention that Employer shall be required to provide successive such notices, and in the event Employer has provided Executive with a notice and opportunity to cure pursuant to this
     Section 11.3, Employer may terminate this Agreement for a subsequent breach similar or related to the breach for which notice was previously given or for a continuing series or pattern of breaches (whether or not similar or related) without providing notice or an opportunity to cure; (ii) commission of, or the bringing of charges against Executive for, any felony or any other crime involving an act of moral turpitude; (iii) Executive's action or omission, or knowing allowance of actions or omissions, which are in violation of any law or the rules and regulations of the Federal Communications Commission (the "FCC"), or which otherwise jeopardizes any license granted to Employer or any of Employer's subsidiaries or affiliates in connection with the ownership or operation of any radio or television station; (iv) theft in any amount; (v) actual or threatened violence against another employee or individual; (vi) sexual or other prohibited harassment of others; (vii) unauthorized disclosure or use of proprietary or confidential information, including without limitation the information described more fully in Section 9.1; (viii) any action which brings Employer or any of Employer's subsidiaries or affiliates into public disrepute, contempt, scandal or ridicule; and (ix) any matter constituting cause or gross misconduct under applicable laws.

          11.4 Termination by Employer Following a Change in Control. If, after any Change in Control (as defined below), Employer terminates Executive's employment other than for Cause or because Executive dies or becomes Disabled, or if, after any Change in Control, Employer otherwise breaches any material provision of this Agreement and fails to cure such breach within ten (10) business days after receiving written notice of such breach from Executive (which material provisions shall include Sections 3.1 or 5), then: (i) Employer shall pay to Executive the Base Salary under Section 6.1 attributable to the remainder of the Term and the full portion of each Contract Year Bonus for the remainder of the Term as if each such Contract Year Bonus had been awarded by the Compensation Committee; (ii) Employer shall grant to Executive any Option required to be granted under the terms of Section 6.3 prior to such date but not yet granted as of such date;
     (iii) Employer shall pay to Executive in cash the fair market value (determined using the Black-Scholes option pricing method) of any Options not granted as of such date to which Executive would have otherwise been entitled over the remainder of the Term (assuming a grant price equal to the Fair Market Value per share on such date); and (iv) Executive shall be released from the restrictions set forth in Section 10. Any payments or grants required above shall be made by Employer not later than two (2) weeks after such termination date or the expiration of such cure period for which any material breach remains uncured. For purposes of this Agreement, the term "Change in Control" shall be defined to mean the acquisition by any person or group (other than Jeffrey H. Smulyan or a group of which he is an affiliate and an active participant) of beneficial ownership by purchase, merger, or otherwise, of either more than 50% of all classes of stock of Employer (such percentage to be computed in accordance with Rule 13d-3(d)(1)(i) of the SEC under the Exchange Act) or substantially all of the assets of the Employer or its successors; "person" shall mean such term as used in Rule 13d-5 of the SEC under the Exchange Act; "group" shall mean such term as defined in Section 13(d) of the Exchange Act; "beneficial owner" shall mean such term as defined in Rule 13d-3 of the SEC under the

     Exchange Act; and "affiliate" shall mean such term as defined in Rule 144 of the SEC under the Securities Act. Notwithstanding anything to the contrary contained in this Agreement, it is expressly understood and agreed that: (i) in the event Employer elects to separate or bifurcate its radio and television divisions by means of merger, corporate reorganization, sale or disposition of assets, spin off, tax-free reorganization, or otherwise (each, a "Separation Event"), such Separation Event shall not be deemed a Change in Control for purposes of this Section 11.4; (ii) in no event shall any payment made to Executive pursuant to the terms and conditions of this
     Section 11.4 be less than the equivalent of one (1) year's total compensation owed to Executive for the Contract Year during which such payment is required to be made to Executive; and (iii) Executive shall not be eligible to receive a Severance Payment (as defined in Section 15.12 below) if Executive receives any payment pursuant to this Section 11.4. Furthermore, in the event the Compensation Committee develops a separate Change of Control or similar agreement for senior executive officers of Employer, and such agreement is offered to Executive (the "Proposed
     Agreement"), Executive shall have the option to either (i) accept the Proposed Agreement, in which case this Section 11.4 shall be superseded by the Proposed Agreement and no longer be of any force or effect, or (ii) reject the Proposed Agreement, in which case this Section 11.4 shall remain unaffected and in full force and effect according to its terms.


     12.Disability.

          12.1 Termination of Employment. If Executive shall become Disabled (as defined in Section 12.2), Employer shall continue to compensate Executive under the terms of this Agreement without diminution and otherwise without regard to such disability or nonperformance of duties until Executive has been disabled for a cumulative period of six (6) months, at which time Employer may, in its sole discretion, elect to terminate Executive's employment. If Employer elects to terminate Executive's employment pursuant to this Section 12.1, the date on which Executive's employment terminates shall be referred to herein as the "Disability Termination Date".

          12.2 Definition of Disability. Executive shall be deemed to have become "Disabled" for purposes of this Agreement if, during the Term, due to ill health, physical or mental disability, or for other causes beyond Executive's reasonable control, Executive shall have been unable to perform Executive's duties hereunder as reasonably determined by a physician selected by Employer.

          12.3 Obligations after Termination. Unless Employer exercises its option under Section 12.5 below to reinstate Executive to Executive's full compensation, duties, functions, responsibilities and authority hereunder for the balance of the original Term, Executive shall have no further obligations or liabilities hereunder after a Disability Termination Date except Executive's obligations under Sections 9 and 10 which shall survive the termination of the Term. After a Disability Termination Date, Employer shall have no further obligations or liabilities hereunder except its obligations under Section 12.4 which shall also survive the termination of the Term.

          12.4 Payment of Unpaid Amounts after Termination. Employer shall, not later than two (2) weeks after a Disability Termination Date, pay to
     Executive: (i) all unpaid Base Salary with respect to any pay period ending on or before the Disability Termination Date; plus (ii) any Contract Year Bonus, if any, earned by Executive for a Contract Year ending on or prior to the Disability Termination Date pursuant to Section 6.2 but which is unpaid as of the Disability Termination Date; provided, however, that in the event a Disability Termination Date occurs at least six (6) months after the commencement of a Contract Year during the Term, Employer shall pay to Executive a pro-rated portion of the Contract Year Bonus for the Contract Year during which the Disability Termination Date occurs, such amount to be determined in the sole discretion of Employer, so long as Executive is not reinstated during such Contract Year pursuant to Section 12.5.

          12.5 Reinstatement. If during the original Term and subsequent to a Disability Termination Date, Executive shall fully recover from a disability, Employer shall have the right (exercisable within sixty (60) days after written notice from Executive of such recovery), but not the obligation, to reinstate Executive to employment hereunder for the balance of the original Term. In the event of such reinstatement, Employer shall pay Executive at Executive's full level of compensation hereunder and otherwise employ Executive in accordance with the terms and provisions of this Agreement.

          12.6 No Reduction. Amounts payable pursuant to this Section 12 shall not be reduced by the value of any benefits payable to Executive under any disability insurance plan or policy.

     13. Death of Executive.

          13.1 Termination of Agreement. This Agreement shall terminate immediately upon Executive's death. In the event of such termination, Employer shall have no further obligations or liabilities hereunder except its obligations under Section 13.2 below which shall survive such termination.

          13.2 Compensation. Employer shall, not later than two (2) weeks after Executive's date of death, pay to Executive's estate or designated beneficiary all unpaid Base Salary and Contract Year Bonus amounts earned by Executive, if any, with respect to any pay period or Contract Year, as the case may be, ending on or before Executive's date of death.

          13.3 No Reduction. Amounts payable pursuant to this Section 13 shall not be reduced by the value of any benefits payable to Executive's estate or designated beneficiaries under any applicable life insurance plan or policy.

          13.4 Death after Termination. In the event that Executive dies after termination of this Agreement pursuant to Sections 11 or 12, all amounts required to be paid by Employer prior to Executive's death in connection with such termination that remain unpaid as of Executive's date of death shall be paid to Executive's estate or designated beneficiary.

     14. Notices. All notices, requests, consents and other communications, required or permitted to be given hereunder, shall be made in writing and shall be deemed to have been duly given if delivered personally or sent by prepaid telegram, or mailed first-class, postage prepaid, by registered or certified mail, as follows (or to such other or additional address as either party shall designate by notice in writing to the other in accordance herewith):

                    (i) If to Employer:

                           Emmis  Communications  Corporation
                           40 Monument  Circle Suite 700
                           Indianapolis, Indiana 46204
                           Attn.: David O. Barrett, Esq.

                        With a copy to:

                           Gary L. Kaseff, Esq.
                           15821 Ventura Blvd.
                           Suite 685
                           Encino, California 91436

                    (ii)  If  to  Executive,   to  Executive's  address  on  the
               personnel records of Employer.

     15. Miscellaneous.

          15.1 Governing Law. This Agreement shall be deemed to have been entered into in the State of Indiana and shall be governed by, and construed and enforced in accordance with, the laws of the State of Indiana without regard to its choice of law provisions.

          15.2 Arbitration. The parties agree that any controversy or claim of either party hereto arising out of or in any way relating to this Agreement, or breach thereof, shall be settled by final and binding arbitration in Indianapolis, Indiana in accordance with the applicable rules of the American Arbitration Association, and that judgment upon any award rendered may be entered by the prevailing party in any court having jurisdiction thereof. The parties agree to share equally all costs associated with any arbitration; provided, however, that each party shall be responsible for its own attorneys' fees and expenses.

          15.3 Captions. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of any of the terms or conditions of this Agreement.

          15.4 Entire Agreement; Merger. This Agreement (including Exhibit A) sets forth the entire agreement and understanding of the parties relating to the subject matter herein, and supersedes all prior agreements, arrangements and understandings, written or oral, between the parties, which are merged herein.

          15.5 Successors and Assigns. This Agreement, and Executive's rights and obligations hereunder, may not be assigned by Executive without the prior written consent of Employer, which consent may be granted or withheld in Employer's sole and absolute discretion; provided, however, that Executive may designate pursuant to Section 15.7 one or more beneficiaries to receive any amounts that would otherwise be payable hereunder to Executive's estate. Employer may assign all or any portion of its rights and obligations hereunder to any subsidiary, affiliate or related entity, or any third party by way of merger, corporate reorganization, acquisition of substantially all of the assets or stock of Employer, or otherwise.

          15.6 Amendments; Waivers. This Agreement cannot be changed, modified or amended, and no provision or requirement hereof may be waived, without the written consent of Executive and Employer. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce such provision. No waiver by a party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach or a waiver of the breach of any other term or covenant contained in this Agreement.

          15.7 Beneficiaries. Whenever this Agreement provides for any payment to Executive's estate, such payment may be made instead to such beneficiary or beneficiaries as Executive may have designated in a writing filed with Employer. Executive shall have the right to revoke any such designation and to re-designate a beneficiary or beneficiaries by written notice to Employer (and to any applicable insurance company).

          15.8 Executive's Warranty and Indemnity. Executive hereby represents and warrants that Executive: (i) has the full and unqualified right to enter into and fully perform this Agreement according to each and every term and condition contained herein; and (ii) has not made any agreement, contractual obligation, or commitment in contravention of any of the terms and conditions of this Agreement or which would prevent Executive from performing according to any of the terms and conditions contained herein. Furthermore, Executive hereby agrees to fully indemnify and hold harmless Employer and each of its subsidiaries, affiliates and related entities, and each of their respective officers, directors, employees, shareholders, agents, attorneys, insurers and representatives (the "Emmis Group") from and against any and all losses, costs, damages, expenses (including attorneys' fees and expenses), liabilities and claims, arising out of, in connection with, or in any way related to Executive's breach of any of the representations or warranties contained in this Section 15.8 or Executive's breach of any of the material terms or conditions contained in this Agreement.

          15.9 No Obligation to Utilize Services. Employer shall not be obligated to utilize Executive's services nor use the results or products of such services even if Executive is not in default hereunder. Employer may at any time during the Term, for any reason, elect not to use Executive's services or have any further obligations to Executive under this Agreement except as provided in the next sentence. If Employer elects not to use Executive's services as permitted herein, Executive shall be paid Executive's full compensation as described more fully in Section 6 at the times and in the installments as provided therein as if Executive had fulfilled Executive's obligations hereunder through the remainder of the Term. Furthermore, it is understood and agreed that, in the event Employer elects not to use Executive's services as permitted pursuant to this
     Section 15.9, Executive shall be eligible to receive a Severance Payment after the expiration of the Term subject to the terms and conditions set forth in Section 15.12 below.

          15.10 Change in Fiscal Year. If Employer changes its fiscal year, Employer shall make such adjustments to the various dates and amounts included herein or in any plan or program referenced herein as are necessary or appropriate; provided, however, that the end of the Term shall in no event be extended beyond the expiration of the Term without the written consent of the parties.

          15.11 Indemnification. Executive shall be entitled to the benefit of the indemnification provisions set forth in Employer's Amended and Restated Articles of Incorporation and/or By-Laws, or any applicable corporate resolution, as the same may be amended from time to time during the Term (not including any limiting amendments or additions, but including any amendments or additions that add to or broaden the protection afforded to Executive at the time of execution of this Agreement) to the fullest extent permitted by applicable law. Additionally, Employer shall cause Executive to be indemnified in accordance with Chapter 37 of the Indiana Business

     Corporation Law (the "IBCL"), as the same may be amended from time to time during the Term, to the fullest extent permitted by the IBCL as required to make Executive whole in connection with any indemnifiable loss, cost or expense incurred in Executive's performance of Executive's duties and obligations pursuant to this Agreement. Employer shall also maintain during the Term an insurance policy providing directors' and officers' liability coverage in a commercially reasonable amount. It is understood that the foregoing indemnification obligations shall survive the expiration or termination of the Term.

          15.12 Subsequent Employment by Employer. Subject to the conditions set forth in the last sentence of this Section 15.12, in the event that Employer does not offer Executive reasonably acceptable employment with Employer upon the expiration of the Term, Employer shall continue to make regular payments of Executive's Base Salary for either: (a) six (6) months; or (b) until such time as Executive commences subsequent employment with a new employer, whichever first occurs (the "Severance Payment"). It is understood and agreed that, as a material condition upon which Executive shall be entitled to receive the Severance Payment, Executive agrees to promptly notify Employer of the commencement date upon which Executive begins subsequent employment with a new employer. It is further understood and agreed that Executive shall not be entitled to any additional severance compensation upon the termination or expiration of this Agreement other than the Severance Payment. Executive shall not be entitled to the Severance Payment as otherwise specified in this Agreement or if Executive's employment is terminated either (i) by Employer under Section 11, (ii) by reason of Executive's disability or death under Section 12 or 13, or (iii) by Executive for any reason other than a material breach of this Agreement by Employer.

     IN WITNESS WHEREOF, the parties, intending to be legally bound, have duly executed this Agreement as of the date first written above.

                          EMMIS OPERATING COMPANY
                          ("Employer")



                          By:      /s/ Jeffrey H. Smulyan
                                       Jeffrey H. Smulyan
                               Chairman of the Board and Chief Executive Officer


                          MICHAEL LEVITAN
                          ("Executive")


                          By:      /s/ Michael Levitan
                                       Michael Levitan

                                    EXHIBIT A

                  Calculation of Annual Incentive Compensation

     Pursuant to Section 6.2, for the First Partial Year during the Term, Executive shall be eligible to receive a performance bonus in a target amount of Thirty-Five Thousand Dollars ($35,000) upon the attainment of the following performance goals (the "Performance Goals"):

                  Target Bonus     Performance Goal

         1.       $14,000          Domestic Radio Cash Flow
         2.       $10,500          Other Emmis Cash Flow
         3.       $10,500          Discretionary

     Executive's attainment of the Performance Goals shall be determined in the sole and absolute discretion of the Compensation Committee based on certain performance targets established by the Compensation Committee related to the broadcast cash flow of Employer's radio division, television division and/or other operating units of Employer as reported by the Employer in its filings with the United States Securities and Exchange Commission. For purposes of this Exhibit A, "Domestic Radio Cash Flow" shall be defined as the combined broadcast cash flow for all of Employers domestic radio stations; "Other Emmis Cash Flow" shall be defined as the combined cash flow for Employer's television division, publishing division and international radio operations. Discretionary bonus amounts shall be awarded by the Compensation Committee in its sole and absolute discretion. The Compensation Committee reserves the right to amend the Performance Goals to the extent it deems appropriate in order to take into account any material acquisition, disposition, reorganization, recapitalization or other material transaction involving Employer or its properties. It is understood and agreed that the Performance Goals for each subsequent Contract Year during the Term, and the corresponding performance targets, shall be determined by the Compensation Committee on or about the commencement of each respective Contract Year.


     Executive shall earn a percentage of each Contract Year Bonus in accordance with the following scale depending upon the extent to which the Performance Goals are attained:

Percentage of Performance Goal Attained     Percentage of Target Bonus Earned
105% or more                                         120% maximum
100%                                                 100%
95%                                                   80%
90%                                                   70%
less than 90%                                          0%